SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: June 27, 2003

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293 (Commission File Number)	43-1309065 (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri (Address of Principal Executive Offices)	63301 (Zip Code)

(636) 946-6525 (Registrant's Telephone Number, Including Area Code)

Item 5.    Other Events

        At the Annual Meeting of Shareholders of LMI Aerospace, Inc. (the “Company”) held on June 27, 2003, Ronald S. Saks, the Chief Executive Officer of the Company announced certain preliminary details of the Company’s contemplated action plan to further improve its operating performance. This plan is in addition to the cost reduction efforts undertaken by each of the Company's locations in April, 2003.

         Mr.  Saks stated that a significant part of its action plan involves increasing the cash flow generated by its St. Charles, Missouri facilities, principally by a reduction of its total St. Charles workforce to reflect current industry conditions and the closure of two storage facilitates.

        In addition to the changes to the Company’s St. Charles operations, Mr. Saks indicated that, among other things, the Company is undertaking the following steps as part of its action plan:

•	the Company plans to consolidate its three Versaform facilities into a single leased facility located in Vista, California; and

•	the Company continues to negotiate claims and repricing arrangements relating to certain of its business and regional jet and military products.

         Mr.  Saks indicated that the Company has seen only limited signs of improvement in the markets it serves, evidenced primarily by Boeing’s modest increase in the production of the 737 product line. Mr. Saks said that in the current environment, the Company’s best opportunity for growth rests with its potential to increase market share with its present customers.

        The Company believes that the action plan as contemplated will have a beneficial impact on the Company’s overall future financial performance; however, because of the time required for its implementation, the Company does not expect to realize the full impact of the action plan during 2003.

         Neither the Company nor Mr. Saks has given any guidance as to the effect of the Company’s contemplated action plan on its operating results for 2003. Such information is expected to be provided sometime during July, 2003, following the finalization of the action plan. At such time, the Company intends to announce the details of the action plan, including its anticipated effect on operating results for 2003 and beyond.

        This Form 8-K includes forward-looking statements related to LMI Aerospace’s outlook for 2003 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission. Please refer to the introductory disclosures beginning on page one and under the heading Risk Factors starting on page 3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for more details.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   July 2, 2003

LMI AEROSPACE, INC.

By: /s/ Lawrence E. Dickinson Lawrence E. Dickinson Chief Financial Officer and Secretary